Exhibit 10.36

ASSIGNMENT AND ASSUMPTION OF NINTH AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF AND NINTH AMENDMENT TO ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this      day of March, 2019 (“Agreement Date”), by and among GNP GROUP OF PINEVILLE, LLC, a North Carolina limited liability company (“Seller”), LODGING FUND REIT III, Inc., a Maryland corporation a/k/a Lodging Fund Real Estate Investment Trust III (“Assignor”), and LODGING FUND REIT III OP, LP, a Delaware limited partnership (“Assignee”).

W I T N E S S E T H:

WHEREAS, Seller and Assignor (under the name “Lodging Fund Real Estate Investment Trust III, a Delaware limited partnership real estate investment trust”) entered into an Asset Purchase Agreement with an effective date of October 5, 2018, as amended (“Purchase Agreement”), for the purchase and sale of the Hampton Inn & Suites Charlotte/Pineville located at 401 Towne Centre Boulevard, Pineville, North Carolina 28134;

WHEREAS, Assignor wishes to assign its interest as “Buyer” in the Purchase Agreement to Assignee and Assignee wishes to assume the Purchase Agreement as “Buyer”;

WHEREAS, Seller and Assignee wish to amend the Purchase Agreement with such amendment being effectively immediately following the assignment of the Purchase Agreement to Assignee;

NOW, THEREFORE, for and in consideration of the premises hereto, the keeping and performance of the covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Assignor and Assignee each intending to be legally bound, agree and assign, assume and amend the Purchase Agreement as follows:

1.                                      Capitalized Terms.  Capitalized terms under in this Agreement that are not specifically defined herein shall have the meanings given such terms in the Purchase Agreement.

2.                                      Incorporation of Recitals. The Recitals above constitute material and operative provisions in this Agreement, they are incorporated by reference.

3.                                      Assignor Identity.  Assignor entered into the Purchase Agreement as “Lodging Fund Real Estate Investment Trust III, a Delaware limited partnership real estate investment trust” and amendments to the Purchase Agreement have been entered into with other variations of Assignor’s name, including “Lodging Fund Real Estate Investment Trust III, LLC.”  Assignor hereby confirms, represents and warrants that it is the “Buyer” under the Purchase Agreement and, that, prior to the assignment effected by Section 4 of this Agreement, the Purchase Agreement is a legal, valid and binding obligation of Assignor.  For the avoidance of doubt, Assignor hereby ratifies and confirms all actions previously taken with respect to the Purchase Agreement, including all amendments and reinstatements of the Purchase Agreement, as Assignor’s actions and agrees to perform all obligations of “Buyer” under the Purchase Agreement.

4.                                      Assignment and Assumption of Purchase Agreement.

a.              Assignor hereby assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the Purchase Agreement, and Assignee accepts such assignment and agrees to perform all obligations of Assignor under the Purchase Agreement and be bound by all terms, covenants and conditions of the Purchase Agreement.

b.              Seller (i) acknowledges that Assignee is an entity with which Assignor and/or its principal owners are affiliated and therefore Seller consent is not required for the assignment set forth in Section 4(a) of this Agreement and (ii) nevertheless, consents to such assignment.

5.                                      Status of Buyer.  Section 9.1 of the Purchase Agreement is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“9.1 Status of Buyer.  Buyer is a Delaware limited partnership duly organized and validly existing with all required reports filed with the State of Delaware, is in good standing under the laws of the State of Delaware, and is properly authorized to enter into and carry out the transactions contemplated by this Agreement.”

6.                                      Sub-Management Agreement Termination Payment.  Section 9.3(b) of the Purchase Agreement is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“b.        In the event that (A) Buyer (or any assignee of Buyer with respect to any assignment of the Purchase Agreement in accordance with Section 18.10) directly or indirectly sells or otherwise transfers the Real Estate prior to the end of the 2021 Calculation Period, (B) the Sub-Management Agreement terminates for any reason other than a Beacon Default (as defined below) prior to the end of the 2021 Calculation Period, or (C) Buyer or NHS otherwise breach the terms of the Sub-Management Agreement, then Buyer shall pay to Seller liquidated damages in an amount equal to the greater of (1) $1,000,000.00 or (2) a Value Lock Premium Amount (as defined in Exhibit 2.2), where the “Calculation Period” will be the trailing twelve month period ending on the last day of the month immediately preceding the date on which the event under clause (A), (B) or (C) of this Section 9.3(b) occurs (the “Termination Date”) and the “Applicable Cap Rate” will be (i) if the Termination Date occurs during the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date, 9.07%, (ii) if the Termination Date occurs during the period beginning on the day following the one (1) year anniversary of the Closing Date and ending on the two (2) year anniversary of the Closing Date, 9.32%, or (iii) if the Termination Date occurs during the period beginning on the day following the two (2) year anniversary of the Closing Date and ending on March 31, 2021, 9.57%.  Buyer and Seller acknowledge and agree that (x) Seller’s damages that would result from any direct or indirect sale of the Real Estate prior to the end of the 2021 Calculation Period or the termination of the Sub-Management Agreement or a breach by NHS or Buyer under the Sub-Management Agreement would be extremely difficult, if not impossible to calculate, and (y) the liquidated damages set forth in this Section 9.3(b) are reasonable and represent both a fair estimate by the parties of the damages that Seller would incur in any such event.  Nothing in this Agreement shall limit or otherwise affect Beacon’s ability to recover damages from any party if Buyer or NHS terminates, or causes to be terminated, the Sub-Management Agreement for any reason prior to the end of the 2021 Calculation Period, or Buyer or NHS otherwise breach the terms of the Sub-Management Agreement. In addition, Seller shall not be entitled to recover any liquidated damages under this Section 9.3 if Seller elects to receive and receives from Buyer a Value Lock Premium Amount pursuant to the terms of Exhibit 2.2.“

7.                                      Amendment to Assignment by Buyer.  Section 18.10 of the Purchase Agreement is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“18.10 Assignment by Buyer.  Subject to the following sentence, Buyer may partially assign its rights in this Agreement to a purchasing entity with which Buyer and/or its principals owners are affiliated.  Notwithstanding the previous sentence, Section 9.3(b) and Section 18.14 of the Contract may not be assigned to any person or entity other than Lodging Fund REIT III OP, LP , a Delaware limited partnership, without Seller’s express written consent and any attempted assignment of such obligations without Seller’s express written consent will be void ab initio.”

8.                                      Buyer Financial Covenants.  The following text is hereby added to the Purchase Agreement as Section 18.14:

“18.14 Guaranty; Buyer Financial Covenants.  At Closing, Buyer shall be solvent and have a Net Worth (defined below) of at least $5,000,000.00 with at least $1,000,000 in cash or other immediately available funds.  Following Closing, Buyer shall at all times maintain a Net Worth of at least $5,000,000 and have at least $1,000,000 in cash or other immediately available funds.  Buyer shall deliver to Seller bi-annual financial statements as of June 30 and December 31 by August 31 of such year and February 28 of the succeeding year, respectively, and such other information reasonably requested by Seller evidencing Buyer’s Net Worth and cash amounts.  For purposes of this Agreement “Net Worth” means the amount by which (A) the lesser of (i) the book value Buyer’s assets (as determined in accordance with generally accepted accounting principles) plus accumulated depreciation on fixed assets and (ii) the fair market value of Buyer’s assets, exceeds (B) Buyer’s aggregate liabilities as determined in accordance with generally accepted accounting principles.  Buyer shall cause Norman Leslie to personally guaranty the obligations of Buyer to pay any liquidated damages and any Value Lock Premium Amount. The provisions of this Section 18.14 will survive Closing.”

9.                                      Miscellaneous.

a.              Agreement. This Agreement will not be amended, altered, or terminated except by a writing executed by each party.

b.              Choice of Law. This Agreement will be governed in all respects by the laws of the State of North Carolina.

c.               Headings. The paragraph headings used in this Agreement are included solely for convenience.

d.              Entire Agreement. This Agreement, together with the Purchase Agreement as amended by this Agreement, sets forth the entire understanding of the parties as it relates to the subject matter contained herein.

e.               Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all counterparts,

when taken together, will constitute one and the same agreement.

f.                Facsimile Execution. The Parties agree that signatures on this Agreement may be delivered by facsimile in lieu of an original signature, and the parties agree to treat facsimile signatures as original signatures and agree to be bound by this provision.

[Signatures on the next page]

The parties have executed this Agreement effective as of the Agreement Date:

SELLER:

GNP GROUP OF PINEVILLE, LLC,
a North Carolina limited liability company

By:	/s/ Nishith Patel
Nishith Patel, Manager

ASSIGNOR:

LODGING FUND REIT III, Inc.
a Maryland corporation

By:	/s/ Corey R. Maple
Name:	Corey R. Maple
Title:	Chief Executive Officer and Secretary

ASSIGNEE:

LODGING FUND REIT III OP, LP,
a Delaware limited partnership

By:	/s/ Corey R. Maple
Name:	Corey R. Maple
Title:	Chief Executive Officer and Secretary